Exhibit 23.1

Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements of Zillow Group, Inc. (“the Company”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to a change in method of accounting for costs to obtain customer contracts during 2018), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 21, 2019